Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

Lake & Associates CPA’s LLC

Certified Public Accountants

The Board of Directors

Information Systems Associates, Inc.

Gentlemen:

This letter will authorize you to include the Audit of your company dated March 26, 2007 for the year ended December 31, 2006 in the Registration Statement Form SB-2 to be filed with the Securities and Exchange Commission.

Yours Truly,

/s/ Lake & Associates CPA’s LLC
Lake & Associates CPA’s LLC

April 27, 2007